SCHEDULE 14A INFORMATION

                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934

                           Filed by the Registrant [X]

                 Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12


                                ALAMO GROUP, INC.
                (Name of Registrant as Specified in its Charter)


      _____________________________________________________________________
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      1.    Title of each class of securities to which transaction applies:

      2.    Aggregate number of securities to which transaction applies:

      3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

      4.    Proposed maximum aggregate value of transaction:

      5.    Total fee paid:

[ ]   Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1.    Amount Previously Paid:
      2.    Form, Schedule or Registration Statement No.:
      3.    Filing Party:
      4.    Date Filed:

                                  [ALAMO LOGO]

                                ALAMO GROUP INC.
                               1502 E. WALNUT ST.
                               SEGUIN, TEXAS 78155



Dear Fellow Stockholders:

      You are cordially invited to attend the 1999 Annual Meeting of Stockholders of Alamo Group Inc. to be held on Tuesday, April 27, 1999, at 8:30 a.m., on the 6th Floor of the NationsBank Plaza, 300 Convent Street, San Antonio, Texas. We hope that you will be able to attend the meeting. Matters on which action will be taken at the meeting are explained in detail in the notice of meeting and proxy statement accompanying this letter.

      In addition to the specific matters to be acted upon, there will be a report on the progress of the Company and an opportunity for questions of general interest to the stockholders.

      WHETHER OR NOT YOU EXPECT TO BE PRESENT AND REGARDLESS OF THE NUMBER OF SHARES YOU OWN, PLEASE MARK, SIGN AND MAIL THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED AS SOON AS POSSIBLE. IF YOU ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON.

      Thank you for your support.  We hope to see you at the meeting.





Donald J. Douglass
Chairman of the Board and CEO
March 26, 1999

                                ALAMO GROUP INC.
                              1502 E. Walnut Street
                               Seguin, Texas 78155



                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD APRIL 27, 1999

To the Stockholders of
Alamo Group Inc.

      NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Alamo Group Inc. (the "Company") will be held on the 6th Floor of the NationsBank Plaza, 300 Convent Street, San Antonio, Texas, on Tuesday, April 27, 1999, at 8:30 am., for the following purposes:

      (1) To elect seven (7) directors to serve until the next annual meeting of stockholders and until their successors are elected and qualified;

      (2) To approve the appointment of Ernst & Young LLP as the Company's auditors for the 1999 fiscal year; and

      (3) To transact such other business as may properly come before the meeting or any adjournment thereof.

      In accordance with the By-Laws of the Company, the Board of Directors has fixed the record date for the meeting at March 19, 1999. Only stockholders of record at the close of business on that date will be entitled to vote at the meeting or any adjournment thereof.

      Stockholders who do not expect to attend the meeting in person are urged to sign the enclosed proxy and return it promptly. A return envelope is enclosed for that purpose.

      A complete list of stockholders entitled to vote at the meeting, showing the address of each stockholder and the number of shares registered in the name of each stockholder, shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of ten days commencing April 17, 1999, at the offices of the Company at 750 East Mulberry Street, Suite 401, San Antonio, Texas 78212.

                                    By Order of the Board of Directors



                                          Robert H. George
                                          Secretary

Dated: March 26, 1999

                                ALAMO GROUP INC.
                             1502 East Walnut Street
                               Seguin, Texas 78155


                                 PROXY STATEMENT

      The accompanying Proxy is solicited by the Board of Directors of Alamo Group Inc., a Delaware corporation (the "Company"), to be voted at the 1999 Annual Meeting of Stockholders to be held on April 27, 1999, and at any adjournments thereof. The meeting will be held at 8:30 a.m. on the 6th Floor of the NationsBank Plaza, 300 Convent Street, San Antonio, Texas. This Proxy Statement and the accompanying Proxy are being mailed to Stockholders on or about March 26, 1999. The Annual Report of the Company for 1998, including financial statements, is enclosed.


                               VOTING AND PROXIES

      Only holders of record of common stock of the Company at the close of business on March 19, 1999, (the "Record Date") shall be entitled to vote at the meeting. There were 9,735,759 of 20,000,000 authorized shares of common stock, par value $.10 per share ("Common Stock"), of the Company issued and outstanding on the Record Date. Each share of Common Stock is entitled to one vote. Any Stockholder giving a proxy has the power to revoke the same at any time prior to its use by giving notice in person or in writing to the Secretary of the Company.

      The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum at the 1999 Annual Meeting of Stockholders and any adjournment thereof.

      Votes cast by proxy or in person at the Annual Meeting will be tabulated by the inspectors of election appointed by the Company for the meeting. The inspectors of election will treat abstentions and broker non-votes as shares that are present for purposes of determining the presence of a quorum. Abstentions may be specified on all proposals except the election of directors. Abstentions are present and entitled to vote for purposes of determining the approval of any matter submitted to the stockholders for a vote and will thus have the same effect as a negative vote for the item on which the abstention is noted. If a broker indicates on a proxy that it does not have the discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered present and entitled to vote with respect to that matter.

                      BENEFICIAL OWNERSHIP OF COMMON STOCK

      Listed in the following table are the only beneficial owners that the Company is aware of as of February 26, 1999, of more than five percent of the Company's outstanding Common Stock. In addition, this table includes the outstanding voting securities beneficially owned by its directors, its executive officers that are listed in the Summary Compensation Table and by its directors and executive officers as a group.

                                         AMOUNT AND NATURE
              BENEFICIAL OWNER             OF BENEFICIAL         PERCENT OF
              OF COMMON STOCK              OWNERSHIP(1)           CLASS(2)
       -------------------------------  --------------------  -----------------

        Capital Southwest Venture
         Corporation                         2,722,500(3)          27.7%

        Donald J. Douglass                   1,272,640(4)          12.9%

        T. Rowe Price Associates, Inc.         797,400(5)           8.1%


        Tweedy, Browne Company LLC             569,780(6)           5.8%


        Oran F. Logan                          262,329(7)           2.7%


        Joseph C. Graf                             100               *


        O.S. Simpson, Jr                        25,280(8)            *


        William R. Thomas                         --  (9)


        James B. Skaggs                            100               *


        David H. Morris                           --

        Jim A. Smith                            16,000(10)           *

        Robert H. George                        15,450(11)           *


        Geoffrey Davies                            750               *

        Ian Burden                               8,000(12)           *


        John C. Moon                            10,100(13)           *

        All Directors and Executive
        Officers as a Group (12 Persons)     1,610,749(14)         16.4%
-------------------------
*   Less than 1% of class

(1) In each case the beneficial owner has sole voting and investment power, except as otherwise provided herein.
(2) The calculation of percent of class is based on the number of shares of Common Stock outstanding as of February 26, 1999, 9,735,759 shares, plus 37,100 shares subject to options exercisable within 60 days, plus 62,500 shares subject to exercisable warrants.
(3) Includes warrants held by Capital Southwest Corporation ("Capital Southwest"), the parent corporation of Capital Southwest Venture Corporation, to purchase 62,500 shares of Common Stock at $16.00 per share that are presently exercisable and will expire on January 3, 2000. Mr. Thomas, a director of the Company, serves as Chairman of the Board and President of both Capital Southwest Venture Corporation and Capital Southwest Corporation and shares voting and investment power with respect to the shares of Common Stock owned by Capital Southwest Venture Corporation. Mr. Thomas, personally, disclaims beneficial ownership of these shares.
(4) Includes 20,000 shares subject to options exercisable within 60 days. Includes 65,145 shares owned by The Douglass Foundation, a non-profit organization of which Mr. Douglass is the President; 89,420 shares in the Douglass Charitable Remainder Unitrust, of which Mr. Douglass is trustee; 63,100 shares owned by Helen D. Douglass, Mr. Douglass' wife. Approximately 200,000 shares, which are not included in the table, are held by various other members of Mr. Douglass' family and Mr. Douglass disclaims beneficial ownership of these shares.
(5) Based on a Schedule 13G dated February 12, 1999, in which T. Rowe Price Associates, Inc. reported that as of December 31, 1998, it or T. Rowe Price Small Cap Value Fund, Inc. had shared voting power over none of such shares, sole voting power over 797,400 of such shares, and sole dispositive power over 852,400 of such shares. T. Rowe Price Associates, Inc. and T. Rowe Price Small Cap Value Fund, Inc. disclaim beneficial ownership of all such shares.
(6) Based on a Schedule 13G dated August 13, 1998, in which Tweedy, Browne Company LLC reported that as of August 13,

     1998, it, TBK Partners, L.P. or Vanderbilt Partners, L.P. had shared voting power over none of such shares, sole voting power over 569,780 of such shares, sole dispositive power over 23,900 of such shares and shared dispositive power over 550,870 of such shares. Tweedy, Browne Company LLC, TBK Partners, L.P. and Vanderbilt Partners, L.P. disclaim beneficial ownership of all such shares.
(7) Excludes 100 shares owned by Mr. Logan's wife. Mr. Logan disclaims beneficial ownership of these shares.
(8) Excludes 13,916 shares owned by Mr. Simpson's wife. Mr. Simpson disclaims beneficial ownership of these shares.
(9)  See footnote 3, above.
(10) Includes 10,000 shares subject to options exercisable within 60 days.
(11) Includes 2,400 shares subject to options exercisable within 60 days.
(12) Includes 5,200 shares subject to options exercisable within 60 days.
(13) Includes 1,000 shares subject to options exercisable within 60 days.
(14) Includes 37,100 shares subject to options exercisable within 60 days.



                          ITEM 1: ELECTION OF DIRECTORS

      The By-Laws of the Company provide that the number of directors which shall constitute the whole board shall be fixed and determined from time to time by resolution adopted by the Board of Directors. Currently, the size of the Board of Directors has been fixed at seven (7) directors. Each director will serve until the next annual meeting of stockholders and until his successor is elected and qualified. Unless otherwise instructed, shares represented by properly executed proxies in the accompanying form will be voted for the individuals nominated by the Board of Directors. Although the Board of Directors anticipates that the listed nominees will be able to serve, if at the time of the meeting any such nominee is unable or unwilling to serve, such shares may be voted at the discretion of the proxy holders for a substitute nominee. Certain information concerning such nominees and the other directors, including all positions with the Company and principal occupations during the last five years, is set forth below:


                  NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS

      Donald J. Douglass, age 67, founded the Company in 1969 and has served as Chairman of the Board and Chief Executive Officer of the company since 1969.

      Oran F. Logan, age 55, has been President and Chief Operating Officer of the Company since 1984. Mr. Logan served as Vice President of the company from 1972 to 1980. Mr. Logan was an Executive Vice President and General manager from 1981 to 1984. Mr. Logan has been a Director of the Company since 1984.

      Joseph C. Graf, Age 70, has been director of the Company since 1969. Mr. Graf retired as Executive Director of Cullen Interests in 1993. Mr. Graf was employed by the Cullen Interests of Houston, Texas from 1969 to 1993, and he served as Executive Secretary of the Cullen Foundation, a private foundation, from 1983 to 1993. He was also a financial advisor and investment manager of Quintana Petroleum Corporation, a privately held company, from 1969 to 1983.

      O. S. Simpson, Jr. age 63, has been a director of the Company since 1969. Mr. Simpson has served as the President of Toddy Products, Inc., a manufacturer of coffee makers, since 1964.

      William R. Thomas, age 70, has been a director of the Company since 1969. Since 1980, Mr. Thomas has been President, and since 1982, Chairman of the Board, of Capital Southwest Corporation, a publicly owned venture capital investment company located in Dallas, Texas.

      James B. Skaggs, age 61, retired as Chairman of the Board, Chief Executive Officer and President of Tracor, Inc. in June 1998. He had been CEO, President and Director since November 1990 and Chairman of the Board since December 1993. Mr. Skaggs also served as President and Director of Westmark Systems, Inc. from March 1990 through December 1991. His previous experience includes diverse management experience primarily in aerospace and computer-based electronic systems, products and services.

      David H. Morris, age 57, retired as President and Chief Operating Officer of The Toro Company on November 1, 1995. He served in this capacity since December 1988. Mr. Morris was employed by Toro in February 1979 and served in various executive capacities with Toro and its subsidiaries. Prior to Toro, Mr. Morris served as Vice President of Finance for the Health Care Section of Dart Industries, Inc. from April, 1974 through January 1979. He was first employed at Dart Industries in February 1970.


                 ADDITIONAL INFORMATION CONCERNING DIRECTORS

      None of the nominees for director or the executive officers of the Company has a family relationship with any of the other executive officers or other nominees for director. Except for Mr. Douglass, Mr. Morris, and Mr. Thomas, none of the directors or nominees is a director of any other company which has a class of securities registered under, or is required to file reports under, the Securities Exchange Act of 1934 or of any company registered under the Investment Company Act of 1940. Mr. Douglass was a director of First City Financial Corporation until November 1998 when he resigned. Mr. Morris is a director of International Comfort Products Corporation. Mr. Thomas is a director of Capital Southwest Corporation, Encore Wire Corporation, Mail-Well, Inc. and Palm Harbor Homes, Inc.

      VOTE REQUIRED. A PLURALITY OF THE VOTES CAST AT THE ANNUAL MEETING IS REQUIRED FOR THE ELECTION OF EACH INDIVIDUAL NOMINATED BY THE BOARD OF DIRECTORS. ALL PROXIES WILL BE VOTED FOR UNLESS A CONTRARY CHOICE IS INDICATED.


        THE BOARD HAS UNANIMOUSLY APPROVED THE SLATE OF DIRECTORS AND
                 RECOMMENDS ITS APPROVAL BY THE STOCKHOLDERS




                      MEETINGS AND COMMITTEES OF THE BOARD

      During the fiscal year ended December 31, 1998, the Board of Directors held ten meetings. During 1998, each of the current directors attended at least 75% of the meetings of the Board of Directors and the committees on which he served. The Board of Directors adopted Resolutions by Unanimous Written Consent on four occasions.

      The Audit Committee of the Board of Directors, which consists of Messrs. Graf, Morris and Simpson, met two times during fiscal 1998. The functions of the Audit Committee are to recommend the appointment of the Company's independent auditors, to review the arrangements for and the scope of the annual audit and to review internal accounting controls.

      The Compensation/Nomination Committee of the Board of Directors, which consists of Messrs. Graff, Morris, Simpson, Skaggs, and Thomas, each of whom is an outside director, met one time during fiscal 1998. The functions of the Compensation/Nomination Committee are to review and make recommendations concerning the compensation of officers and other key management personnel, including the granting of stock options and the nomination of directors. The Compensation/Nominating Committee will consider nominees recommended by stockholders. Those wishing to submit recommendations for the 2000 Annual Meeting of Stockholders should write to the President of the Company at 1502 East Walnut Street, Seguin, Texas 78155.

                     COMPENSATION OF OFFICERS AND DIRECTORS

      The following table sets forth a summary of compensation for the fiscal year ended December 31, 1998, paid by the Company to the Company's Chief Executive Officer, Donald J. Douglass and the six highest paid executive officers of the Company, as well as the compensation paid to each such individual during the Company's last three fiscal years:


                           SUMMARY COMPENSATION TABLE



                                ANNUAL COMPENSATION       LONG TERM
                                -------------------      COMPENSATION
                                                            AWARDS
                                                        -------------
                                                          SECURITIES
                                                          UNDERLYING  ALL OTHER
                                FISCAL  SALARY     BONUS    OPTIONS COMPENSATION
NAME AND PRINCIPAL POSITION      YEAR    ($)   ($)(1)(2)(3)   (#)     ($) (4)
---------------------------      ----    ---    ----------    ---   ------------



Donald J. Douglass               1998   200,000    54,250      --      20,400
  Chairman of the Board and      1997   200,000   105,000      --      85,673
  Chief Executive Officer        1996   200,000   180,000      --      18,370


Oran F. Logan                    1998   200,000    44,250      --       8,595
  President and Chief Operating  1997   200,000    85,000      --      57,906
  Officer                        1996   196,667   185,000      --       7,121



Jim A. Smith                     1998   143,333    15,232      --       5,133
  Executive Vice President and   1997   136,668    40,700      --       4,675
  Chief Financial Officer        1996    94,583      --      20,000      --



Robert H. George                 1998    96,000     8,785      --       3,825
  Vice President and             1997    93,000    22,070      --       2,820
   Secretary                     1996    90,000    21,915      --       2,310



Geoffrey Davies                  1998   108,679    44,195      --      12,010(5)
  Managing Director              1997   100,173    43,711      --      11,555(5)
  Alamo Group (EUR) Ltd.         1996    86,695    31,210     5,000    10,849(5)



Ian Burden (6)                   1998    98,667    17,085      --       4,015
  Vice President                 1997    95,000    29,100      --       3,184
  Alamo Marketing                1996    92,000    22,100      --       2,622



John C. Moon(6)                  1998    95,167    12,559      --       3,283
  Vice President                 1997    88,333    28,100      --         825
  Ag Marketing                   1996    83,333    22,100     5,000     3,345

(1) Bonuses for 1998 include the 1998 Subjective Bonuses and certain discretionary bonuses paid in 1998.
(2) Bonuses for 1997 include an Objective Bonus earned in 1997 but not paid until 1998 and a discretionary bonus paid in 1997.
(3) Discretionary bonuses approved and paid in 1996.
(4) The amounts represent the employer's contribution under the Alamo Group
    (USA) Inc. tax-qualified retirement plan (the "401(k) Plan"). In the case of Mr. Douglass and Mr. Logan, the amounts include restoration payments pursuant to the Alamo Group Inc. 401(k) Restoration Plan (the "Restoration Plan") in fiscal 1997 for matching contributions that would have been made under the Company's 401(k) Plan for the fiscal years from 1989 to 1997 of $65,873 and $49,889 respectively, and life insurance premiums paid by the Company in the amount of $13,600 and $2,492 for Mr. Douglass and Mr. Logan, respectively, for each of fiscal 1996, 1997 and 1998. The purpose of the Restoration Plan is to provide certain members of management supplemental deferred benefits to compensate for both past and future matching contributions that would have been or would be made under the Company's 401(k) plan but were or would be foregone due to certain limitations on contributions to 401(k) plans in the Internal Revenue Code of 1986, as amended and in effect from time to time.
(5) The amount reflects Alamo Group (EUR) Ltd. contribution to Mr. Davies' retirement plan in the United Kingdom.
(6) Mr. Burden and Mr. Moon are Vice Presidents-Marketing of Alamo Group (USA) Inc., a wholly-owned subsidiary of the Company.




                         AGGREGATED OPTION EXERCISES IN
                  LAST FISCAL YEAR AND FY-END OPTION VALUES

                                                         NUMBER OF
                                                        SECURITIES
                                                        UNDERLYING       VALUE OF UNEXERCISED
                                                        UNEXERCISED         IN-THE-MONEY
                        SHARES                          OPTIONS AT           OPTIONS AT
                       ACQUIRED                          FY-END (#)          FY-END ($)
                          ON          VALUE            EXERCISABLE (E)/     EXERCISABLE(E)/
  NAME                 EXERCISE (#)  REALIZED ($)(1)  UNEXERCISABLE (U)   UNEXERCISABLE (U)(2)
  ----                 ------------  ---------------  -----------------   --------------------
Donald J Douglass         --             --              20,000 E               --

Oran F. Logan           27,500        135,469                --                 --

Jim A. Smith             1,000         (2,188)           10,000 E               --
                                                          8,000 U
Robert H. George         3,150         13,865             2,400 E               --

Geoffrey Davies            600          2,738                --                 --

Ian Burden                 400            473             6,400 E               --

John C. Moon             7,850         35,816             1,000 E               --

(1) Values are calculated by subtracting the exercise price from the fair market value of the stock as of the exercise date.
(2) The value of unexercised options at year end were calculated based upon a fiscal year-end market price of $11.4375 per share. At fiscal year end, none of the options were in-the money.

DIRECTOR AND ADVISOR COMPENSATION

      Each director receives $1,000 for each meeting of the Board of Directors, and $500 for each meeting of any committee thereof which does not occur on the same day as the Board meeting, attended by the director. The Company pays directors who are not employees of the Company an additional $6,000 per year. All payments to directors are subject to an annual aggregate limit of $16,000 in fees per director, exclusive of expense reimbursements. The Board of Directors waived the annual aggregate limit for fiscal 1998 because of the additional meetings related to the proposed merger with WEC Company. Directors are reimbursed for reasonable expenses incurred as a result of attending meetings of the Board or committees thereof.

      The Company employs certain advisors, namely Messrs. H. Norman Abramson, Stanley L. Blend, and Robert R. Lende, to advise the Board of Directors on certain business matters. For their services, each of the advisors receives $2,000 per year plus an additional $1,000 for each meeting of the Board of Directors and $500 for each meeting of any committee thereof which does not occur on the same day as the Board meeting, attended by the advisor, subject to an annual aggregate limit of $8,000 in fees per advisor, exclusive of expense reimbursements. Advisors are also reimbursed for all reasonable expenses relating to their attendance at meetings of the Board of Directors or any committees thereof.

EMPLOYMENT AGREEMENTS

      All executive officers of the Company serve at the discretion of the Board of Directors. The executive officers are appointed to their positions by the Board until the next annual meeting of directors or until their successors have been duly qualified and elected.

      In April, 1998, Severance Agreements were granted to certain officers and key managers. The Agreements would become effective in the event of a change in control and they provide salary continuation for periods ranging from twelve to eighteen months. These Agreements expire on June 30, 1999, unless extended by the Company.

      The advisors all serve pursuant to annual contracts that are renewable annually at the discretion of the Compensation/Nomination Committee of the Board of Directors. The advisors agree to use reasonable efforts to attend meetings of the Board of Directors and to spend an additional four business days in each fiscal year consulting or advising the Company with regard to any questions or problems that may arise. Each advisor contract contains a confidentiality agreement that impose certain restrictions on the advisor and an agreement by the Company to indemnify the advisor to the fullest extent provided by Delaware corporate law.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      In 1990 and 1997, the Company loaned $700,000 and $270,000 respectively to Mr. Douglass. In 1997 and 1998, the Company loaned $310,000 and $20,000 respectively to Mr. Logan. Proceeds from these loans were used to pay personal income taxes resulting from the exercise of non-qualified options. The principal balance bears interest at the mid-term Applicable Federal Rate which was 5.43% as of December 31, 1998 and is payable quarterly. On December 31, 1991, pursuant to approval of the Board of Directors, the $700,000 loan was renewed with a maturity date of December 31, 1999. Mr. Douglass's and Mr. Logan's loans for $270,000, $310,000 and $20,000, respectively, mature on December 31, 2006. At
December 31,1998, the outstanding principal balance of the loans to Mr. Douglass were $700,000 and $270,000 and the outstanding principal balance of the loans to Mr. Logan were $310,000 and $20,000. Mr. Douglass's loans are secured by 100,000 shares of the Company's Common Stock. Mr. Logan's loan is secured by 31,800 shares of the Company's Common Stock.

      The Company has adopted the Executive Loan Program of 1991 (the "Loan Program") pursuant to which the Company may make loans from time to time to the Chief Operating Officer, any Vice President or any other employee of the Company designated by the Compensation/Nomination Committee of the Board of Directors ("Qualified Borrowers") to purchase stock of the Company. All loans are secured by the pledge of the shares being purchased. Under the Loan Program, the maximum aggregate amount which the Chief Operating Officer may borrow is $400,000 and the maximum aggregate amount any other Qualified Borrower may borrow is $200,000. Each loan under the Loan Program bears interest, payable quarterly, at the base rate of interest as published by

NationsBank of Texas, N.A. As of the date hereof, there is outstanding under the Loan Program a total of $320,000 and $38,307 from Mr. Logan and Mr. George respectively and an aggregate of $226,388 from all other Qualified Borrowers.

      The Company pays the premiums for life insurance policies in the face amount of $500,000 and $250,000 for Mr. Douglass and Mr. Logan, respectively. In the event of the death of either Mr. Douglass or Mr. Logan, the proceeds from the applicable insurance policy will be applied to the payment of any outstanding loans the decedent may have from the Company, with the balance, if any, going to his estate.

      Management believes that the transactions described above were on terms no less favorable to the Company than otherwise available from unaffiliated third parties. Any future transactions between the Company and its officers, directors, principal stockholders, affiliates or advisors will be on terms no less favorable to the Company than those reasonably obtainable from third parties and will be approved or ratified by a majority of the Company's independent directors.


               REPORT OF THE COMPENSATION/NOMINATION COMMITTEE
               -----------------------------------------------

      THE FOLLOWING PARAGRAPHS CONSTITUTE THE REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS (THE "COMMITTEE") ON EXECUTIVE COMPENSATION POLICIES. IN ACCORDANCE WITH RULES PROMULGATED BY THE SECURITIES AND EXCHANGE COMMISSION, THIS REPORT SHALL NOT BE DEEMED TO BE INCORPORATED BY REFERENCE INTO ANY STATEMENTS OR REPORTS FILED BY THE COMPANY WITH THE SEC THAT DO NOT SPECIFICALLY INCORPORATE THIS REPORT BY REFERENCE.

       The goals of the Company's compensation programs are to attract, retain and motivate competent executive officers and key managers who have the experience and ability to contribute materially to the long-term success of the Company. The principal elements of compen sation for the executive officers and key managers are base salary, bonus payments and stock options.

      In April 1998, the Committee reviewed and approved base salaries effective May 1, 1998, for each of the executive officers, including the Chief Executive Officer, and key managers on an individual basis, taking into consideration individual contributions to the Company's performance, length of tenure with the Company, surveys of compensation levels of comparable positions and internal equities among positions. Among other things, the Committee considered each officer and key manager's contributions to the Company's business in recent years and to its foundations for sustained earnings growth, as well as each participant's role in achieving customer satisfaction, market penetration, and efficient utilization of assets and employees in his area of responsibility.

      From time to time, the Committee has also granted stock options to executive officers and key managers/employees. Such options are granted at an exercise price not less than the fair market value of the stock on the date of the grant and thus have no value unless the value of the Company's stock appreciates. The Committee believes that these options provide a significant incentive for the option holders to enhance the value of the Company's common stock by continually improving the Company's performance. The Committee did not grant any options during 1998. During the three years ended December 31, 1998, options to purchase 43,000 shares were granted, and options on 225,250 shares were available for grant at the end of 1998.

      In December 1997, the Committee established an Incentive Compensation Plan for the Chief Executive Officer, Chief Operating Officer, key managers and certain other designated key employees for the year ending December 31, 1997, and for subsequent years, subject to future changes or termination at the recommendation of the Committee. The Incentive Compensation Plan comprises an Objective Incentive Compensation Program ("Objective ICC") and a Subjective Incentive Compensation Program ("Subjective ICC").

      The bonus payable pursuant to the Objective ICC (the "Objective Bonus") at Target represents two-thirds (2/3) of each participant's total potential bonus (the "Target Bonus"). The Committee determines "Target Earnings", for the Company, or relevant operating earnings, based upon projected earnings and the Committee's judgment of a reasonable target, considering, in its discretion, the performance of comparable businesses, anticipated market conditions and appropriate goals for both earnings growth and return on capital. At the beginning of each year, a Target Bonus is established for each participant and approved by the Committee. Based upon the relationship of the Company's Actual Earnings to Target Earnings, a participant's actual Objective Bonus may range from zero to 175% of the target Objective Bonus. This target Objective Bonus is increased at the rate of three times any percentage by which actual earnings exceed Target and reduced at the rate of five times any percentage short-fall. Objective Bonuses for a year are paid in February of the following year. The aggregate of all actual Objective Bonuses are subject to pro-rata limitation to the extent necessary to prevent any such bonuses from causing the Company's annual net income to be less than fifteen percent of beginning shareholders' equity.

      The bonus payable pursuant to Subjective ICC (the "Subjective Bonus") represents one-third (1/3) of a participant's total Target Bonus. The actual Subjective Bonus is based upon a subjective evaluation of the participant's performance and progress in achieving goals and objectives. A participant's actual Subjective Bonus may range from zero to 100% of the target Subjective Bonus and is generally paid in April of each year. Subjective Bonuses are not earned or paid if Actual Earnings for the immediately preceding fiscal year are less than sixty percent of Target Earnings.

      Target Bonuses for the year ended December 31, 1998 expressed as a percentage of annual base salary, for the Chief Executive Officer and Chief Operating Officer were as follows:

                                    1998
                     ----------------------------------
                              Target          Target
                              Objective       Subjective
                              Bonus           Bonus
                              ----------      ---------

                     CEO      50%             25%
                     COO      40%             20%


        For 1998, the Company's performance, excluding losses of the Company's discontinued Rhino International operation, produced net income of less than 15% of beginning shareholders' equity and hence no Objective ICC Bonuses were paid. Subjective ICC Bonus payments were made in 1998 based upon an evaluation of each participant's performance. It is anticipated that the Company will continue an Incentive Compensation Plan in 1999, modified to reflect certain changes established by the Committee in the light of current circumstances.

      The Committee, in its sole discretion, reserves the right to modify or terminate the Incentive Compensation Plan and/or discontinue payments under the Plan at any time and the Committee, in its sole discretion, is entitled to interpret the Plan.

Dated:  March 26, 1999                    William R. Thomas, Chairman
                                          Joseph C. Graf
                                          David H. Morris
                                          O. S. Simpson, Jr.
                                          James B. Skaggs

                          STOCK PRICE PERFORMANCE GRAPH

      The following graph sets forth the cumulative total return to the Company's Stockholders during a five-year period ended December 31, 1998, as well as the performance of an overall stock market index (S&P 500 Index) and the Company's selected peer group index (Russell 2000 Index).

      The Company believes that, at this point in its development, there does not exist a representative industry peer group of companies with a similar business segment profile. The Securities and Exchange Commission has indicated that companies may use a base other than industry or line of business for determining its peer group index, such as an index of companies with similar market capitalization. Accordingly, the Company has selected the Russell 2000 Index, a widely used small market capitalization index, to use as a representative peer group.

                  COMPARISON OF FIVE YEAR CUMULATIVE RETURN

    Among S&P 500 Index, Russell 2000 Index, and Alamo Group Inc. ("ALG")

                 [LINEAR GRAPH PLOTTED FROM DATA IN TABLE BELOW]


      PERIOD            S&P 500 INDEX           RUSSELL 2000          ALG
                                                   INDEX
--------------------------------------------------------------------------------
December 1993               100                     100               100
December 1994               101                      98               105
December 1995               139                     126               120
December 1996               171                     147               117
December 1997               229                     180               151
December 1998               294                     179                82

The graph assumes $100.00 invested on December 31, 1993 in ALG stock or in the S&P 500 Index or Russell 2000 Index including reinvestment of dividends.

                         ITEM 2. APPOINTMENT OF AUDITORS

      The Board of Directors has appointed the firm of Ernst & Young LLP as independent auditors to examine the financial statements of the Company for the 1999 fiscal year. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting of Stockholders with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

      A proposal will be presented at the Annual Meeting to ratify the appointment of Ernst & Young LLP as the Company's independent auditors. If Stockholder approval should be withheld, the Board of Directors would consider an alternative appointment for the succeeding fiscal year. The Board of Directors recommends that the Stockholders approve the appointment of Ernst & Young LLP.

      VOTE REQUIRED. THE AFFIRMATIVE VOTE OF THE MAJORITY OF THE SHARES OF COMMON STOCK PRESENT IN PERSON OR REPRESENTED BY PROXY AT THE ANNUAL MEETING IS REQUIRED. ALL PROXIES WILL BE VOTED FOR ADOPTIONS UNLESS A CONTRARY CHOICE IS INDICATED.





              THE BOARD HAS UNANIMOUSLY APPROVED APPOINTMENT OF
                                ERNST & YOUNG LLP
               AND RECOMMENDS ITS APPROVAL BY THE STOCKHOLDERS





           SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE


      Oran F. Logan, the Company's President and Chief Operating Officer, filed a Form 4 late reporting a purchase of stock.


                STOCKHOLDER PROPOSALS FOR 2000 ANNUAL MEETING

      Proposals of Stockholders intended to be presented at the 2000 Annual Meeting, pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, must be received in writing by the Company at its principal executive offices not later than November 26, 1999. The Company's principal executive offices are located at 1502 East Walnut Street, Seguin, Texas, 78155. Please direct all such proposals to the attention of the President of the Company.

      If a stockholder intends to present business at the 2000 Annual Meeting other than pursuant to Rule 14a-8, to be considered timely pursuant to Rule 14a-4(c), the Company should receive notice of the proposal at least 45 days before the date on which the Company first mailed its proxy materials for the prior year's annual meeting of stockholders. Therefore, to be considered timely, the Company should receive notice of a stockholder proposal submitted other than pursuant to Rule 14a-8 no later than February 9, 2000.

                               PROXY SOLICITATION

      The cost of soliciting proxies will be borne by the Company. Proxies may be solicited through the mail and through telephonic communications, or meetings with Stockholders or their representatives by directors, officers and other employees of the Company who will receive no additional compensation therefor.

      The Company requests persons such as brokers, nominees and fiduciaries holding stock in their names for others, or holding stock for others who have the right to give voting instructions, to forward proxy material to their principals and to request authority for the execution of the proxy, and the Company will reimburse such persons for their reasonable expenses.


                                  OTHER MATTERS

      No business other than the matters set forth in this Proxy Statement is expected to come before the meeting, but should any other matters requiring a vote of Stockholders arise, including a question of adjourning the meeting, the persons named in the accompanying Proxy will vote thereon according to their best judgment in the interests of the Company. If any of the nominees for office of director should withdraw or otherwise become unavailable for reasons not presently known, the persons named as proxies may vote for another person in his place in what they consider the best interests of the Company.

      A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K INCLUDING FINANCIAL STATEMENTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR THE YEAR ENDED DECEMBER 31, 1998, IS INCLUDED IN THE ANNUAL REPORT TO SHAREHOLDERS WHICH ACCOMPANIES THESE PROXY MATERIALS. COPIES OF ANY EXHIBIT(S) TO THE FORM 10K WILL BE FURNISHED ON REQUEST AND UPON THE PAYMENT OF THE COMPANY'S EXPENSES IN FURNISHINGS SUCH EXHIBIT(S). ANY REQUEST FOR EXHIBITS SHOULD BE IN WRITING ADDRESSED TO ROBERT H. GEORGE, SECRETARY, ALAMO GROUP INC., 1502 EAST WALNUT STREET, SEGUIN, TEXAS 78155.


                                    By Order of the Board of Directors


                                    Robert H. George
                                    Secretary

Dated:  March 26, 1999

PROXY
                                ALAMO GROUP INC.

                  PROXY FOR 1999 ANNUAL MEETING OF STOCKHOLDERS
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTOR

      The undersigned hereby appoints Donald J. Douglass, Oran F. Logan or Robert H. George or any one of them, proxies or proxy with full power of substitution and revocation as to each of them, to represent the undersigned and to act and vote, with all powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Alamo Group Inc. to be held at 8:30 a.m. on the 6th floor of the NationsBank Plaza, 300 Convent Street, San Antonio, Texas, Tuesday, April 27, 1999 on the following matters and in their discretion on any other matters which may come before the meeting or any adjournments thereof. Receipt of Notice-Proxy Statement dated March 26, 1999 is acknowledged.

                (CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)

                             ^FOLD AND DETACH HERE^

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 AND 2.
                                                   ---

        ITEM 1. ELECTION OF DIRECTORS:

     [ ] FOR all nominees     [ ] WITHHOLD AUTHORITY         Donald J. Douglass
                                  to vote for all nominees   Joseph C. Graf
                                  listed at right            Oran F. Logan
                                                             David H. Morris
                                                             O.S. Simpson, Jr.
                                                             James B. Skaggs
                                                             William R. Thomas

     (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE
             WRITE THAT NOMINEE'S NAME ON THE SPACE PROVIDED BELOW.)

               ________________________________________________

        ITEM 2 - Proposal FOR ratification of appointment of Ernst & Young as the Company's independent auditors for 1999.

                 [ ] FOR           [ ] AGAINST           [ ] ABSTAIN

        ITEM 3 - In their discretion, upon such other business as may properly come before the meeting

        This proxy when properly executed will be voted in the manner directed herein by the undersigned.

        In the absence of such direction the proxy will be voted FOR the nominees listed in Item 1 and FOR the Proposal set forth in Item 2.

                                     I PLAN TO ATTEND THE MEETING [ ]

--------------------------------------------------------------------------------
                                    (Sign exactly as name(s) appears at left. If shares are held jointly, each holder should sign. If signing for an estate, trust or corporation, title or capacity should be stated.)

                                    Please date, sign and return this Proxy in the enclosed business envelope.

                                    Date ________________________________, 1999

                                    ____________________________________________

                                    ____________________________________________
                                              (SIGNATURE IF HELD JOINTLY)


                             ^FOLD AND DETACH HERE^